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                                                                    EXHIBIT 23.1


The Board of Directors
of First Federal Savings and Loan
Association of Hazleton

We consent to the incorporation by reference in the prospectus of Northeast Pennsylvania Financial Corp., which is a part of the Registration Statement on Form S-1 for Northeast Pennsylvania Financial Corp. and a part of Form AC for First Federal Savings and Loan Association of Hazleton, of our report dated November 13, 1997, except as to footnote 15 which is as of November 18, 1997, relating to the consolidated balance sheet of First Federal Saving and Loan Association of Hazleton and subsidiaries as of September 30, 1997 and the related consolidated statements of income, changes in equity, and cash flows for the year then ended. In addition, we consent to the reference to our firm under the headings "experts", "legal and tax opinions", "the conversion-establishment of the charitable foundation" and "risk factors-establishment of the charitable foundation" in the prospectus.

We also consent to the inclusion herein of our tax opinion dated December 22, 1997 relating to the state income tax implications of the conversion transaction and our tax opinion dated December 18, 1997 relating to the federal income tax implications of the establishment of the private foundation.

KPMG PEAT MARWICK, LLP

/s/ KPMG PEAT MARWICK, LLP

Philadelphia, Pennsylvania
December 22, 1997